NEWS

General Motors Selects Reynolds and Reynolds To Provide Integrated Dealer Management System to
All U.S. Saturn Retailers

DAYTON, Ohio, December 15, 2005 – The Reynolds and Reynolds Company (NYSE: REY) today announced that it has been selected by General Motors Corporation to supply an Integrated Dealer Management System (IDMS) to all Saturn retailers in the U.S.

As part of a multi-year agreement, Reynolds will convert GM’s approximately 440 Saturn retailers to the IDMS. Reynolds anticipates that implementation will begin in August 2007. The conversion process is expected to be complete by May 2008.

The system is designed around the retailing, communication and CRM needs of Saturn retailers. It is delivered in a fully managed, secure ASP format and is designed to reduce retailers’ technology management requirements while helping to streamline operations and improve productivity and customer satisfaction. Based on Reynolds’ leading ERA® XT system, it offers retail, CRM and communication capabilities to help GM and its Saturn retailers maximize business opportunities and customer retention.

Fin O’Neill, Reynolds president and CEO, said, “We are committed to providing GM with a flexible, robust and integrated environment that meets the specific needs of its Saturn retail network. The IDMS will help Saturn retailers maximize customer satisfaction and retention, and improve employee productivity. As a result, dealers will be able to focus more on selling cars, taking care of customers and improving profitability.”

Other benefits of the IDMS include:

- - -	Implementation of standard solutions and processes across the Saturn retail network to drive same-store sales while increasing customer satisfaction, loyalty and employee efficiency
Flexible training solutions to boost system utilization and employee productivity
High levels of systems integration and consolidation to lower costs and improve productivity

“Our solution addresses these business imperatives with people, process and technology solutions that will be delivered with excellence and on timelines that keep pace with Saturn retailer requirements,” O’Neill said.

About Reynolds
Reynolds and Reynolds (www.reyrey.com) helps automobile dealers sell cars and take care of customers. Serving dealers since 1927, it is the leading provider of dealer management systems in the U.S. and Canada. The company’s award-winning product, service and training solutions include a full range of retail Web and Customer Relationship Management solutions, e-learning and consulting services, documents, data management and integration, networking and support and leasing services. Seventy of the Ward’s Dealer Business e-Dealer 100 leaders rely on Reynolds Web Solutions to manage their presence on the Internet. Reynolds serves automotive retailers and OEMs globally through its incadea solution and a worldwide partner network, as well as through its consulting practice.

Cautionary Notice Regarding Forward-Looking Statements
Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions. Forward-looking statements made by the company may be identified by the use of words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict , including changes in accounting policy or restatements of annual or quarterly financial statements as a result of the revenue recognition policy review, or as a result of the company’s responses to accounting comments from the SEC Staff; the timing and substance of the company’s resolution the company’s revenue recognition policy review and of outstanding SEC comments which changes, individually or in the aggregate, may be material to the company’s results of operations; whether a restatement will be required for any matter other than revenue recognition or auction rate securities; the nature, timing and amount of any restatement or other adjustments; the company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; the effect of any restatement or delay upon funding availability under the company’s credit facilities or upon outstanding debt obligations; the company’s ability to secure necessary waivers from lenders for the delay in filing its Form 10-K; the company’s ability to maintain adequate cash balances for operating and for debt defeasance; the response of customers to the delay in filing one or more periodic reports; the effect of delaying the filing of one or more periodic reports of the common stock on the New York Stock Exchange; any adverse response of any of the company’s vendors, customers, media and others relating to the delay or restatement of the company’s financial statements and accounting processes, policies and procedures, and additional uncertainties related to accounting issues. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. See also the discussion of factors that may affect future results contained in the company’s Current Report on Form 8-K filed with the SEC on November 3, 2004, which is incorporated herein by reference.

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Contacts:

Media:
Mark Feighery 937.485.8107 mark_feighery@reyrey.com	Michelle Zendah 937.485.8499 michelle_zendah@reyrey.com

Investors:

John Shave

937.485.1633

john_shave@reyrey.com